Exhibit 99.1
ROBERTS REALTY INVESTORS, INC.

CONTACT:	FOR IMMEDIATE RELEASE
Charles R. Elliott	December 18, 2008
Chief Financial Officer

Telephone: (770) 394-6000
Fax: (770) 551-5914
ROBERTS REALTY INVESTORS, INC.
ANNOUNCES SPECIAL DISTRIBUTION
ATLANTA, GA — Roberts Realty Investors, Inc. (NYSE Alternext US: RPI) announces that on December 18, 2008, its board of directors declared a distribution of $9,058,000, or $1.56 per share. The distribution will be paid on January 29, 2009 in a combination of 20% in cash, or $0.31 per share, and 80% in Roberts Realty common stock, equal to $1.25 per share, to shareholders of record at the close of business on December 29, 2008. The exact number of shares issued in the stock portion of the distribution will be based on the average of the closing sales prices of the company’s common stock on the NYSE Alternext US (formerly the American Stock Exchange) on December 22 and December 23, 2008. After the market closes on December 23, the company will issue a press release that will provide the exact number of new shares that the company will issue in the distribution, on a per share and aggregate basis, and the NYSE Alternext US will adjust that day’s closing price to reflect the cash and stock portions of the distribution. Beginning on December 24, the trading price of the shares will reflect the distribution.
Each shareholder will have the option to elect to receive the distribution in cash or shares of common stock, except the total amount of cash the company will pay to shareholders will be limited to $1,811,000. If shareholders elect to receive a total amount of cash that exceeds this limit, the company will allocate the total $1,811,000 in cash on a pro rata basis among those shareholders who elect cash, and they will receive the balance of their distributions in shares of common stock. The company will round up the number of shares issued to each holder to the closest full share.
Roberts Realty sold its 403-unit Addison Place apartment community for $60,000,000 on June 24, 2008 and paid a distribution of $0.66 per share/unit on August 5, 2008 from the sale proceeds. The sales price of $60,000,000 was equal to $148,883 per apartment unit or $102 per square foot and resulted in net cash proceeds of approximately $29,300,000 to the company. Addison Place is located in the city of Johns Creek, Georgia and consists of 118 townhomes and 285 garden apartments. The first phase of Addison Place consisting of 118 townhomes was completed in 1999 and the second phase of 285 garden apartments was completed in 2001. Addison Place was designed, developed, and constructed by Roberts Properties, Inc., a non-owned affiliate of the company.

To maintain its status as a REIT and continue to receive favorable tax treatment under the U.S. tax code, Roberts Realty must distribute at least 90% of its taxable income to its shareholders, among other requirements. In addition to the distribution of $0.66 per share/unit Roberts Realty paid on August 5, 2008, the company has now determined that it must pay an additional distribution to shareholders and unitholders over and above the distribution it paid in August. As noted, the additional distribution will consist of a combination of 20% cash and 80% Roberts Realty common stock.
Mr. Charles S. Roberts, the company’s CEO, stated: “While I would prefer to pay the entire distribution in cash, we must be prudent and preserve our cash during these difficult economic times so we can continue to create long-term value for our shareholders.”
Promptly after the December 29, 2008 record date, the company will mail to shareholders an election card along with other appropriate disclosure materials that will explain the terms of the distribution in more detail. For an election to be effective, each shareholder will be required to make his or her election by delivering the election card to the company’s transfer agent, American Stock Transfer & Trust Company, by no later than 5:00 p.m., Eastern Time, on January 20, 2009. The company expects that the distribution will be classified as approximately 65.5% long-term capital gain and approximately 34.5% unrecaptured gain under Section 1250 of the Internal Revenue Code. Even though the payment of the distribution will occur in 2009, the distribution will be taxable to shareholders and unitholders in 2008 because the distribution was declared in 2008.
A number of the company’s shareholders are also holders of units in Roberts Properties Residential, L.P., the limited partnership through which Roberts Realty conduct its business. Unitholders will receive the same cash distribution of $0.31 per share as shareholders, which will total $551,000 for all unitholders. Each unitholder will receive the same pro rata distribution of common stock as a shareholder, but only when the unitholder elects to convert his or her units to shares of common stock.
Roberts Realty Investors, Inc. is a self-administered, self-managed equity real estate investment trust based in Atlanta.
This press release contains forward-looking statements within the meaning of the federal securities laws. Although the company believes the expectations reflected in the forward-looking statements are based on reasonable assumptions, the company’s actual results could differ materially from those anticipated in the forward-looking statements. Certain factors that might cause such a difference include the following: the final tax treatment of the distribution may vary from the estimates above in light of the company’s final financial results for 2008. For more information about other risks and uncertainties Roberts Realty faces, please see the sections entitled “Risk Factors” in Roberts Realty’s most recent annual report on Form 10-K and quarterly report on Form 10-Q as filed with the SEC.

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